As filed with the Securities and Exchange Commission on February 20, 2013

Registration No. 333-152874

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ROBBINS & MYERS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Ohio	31-4242200
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

10586 Highway 75 North

Willis, Texas 77378

936-890-1064

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Linn S. Harson, Esq.

Thompson Hine LLP

10050 Innovation Drive

Suite 400

Dayton, Ohio 45342-4934

(937) 443-6842

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☑ Large accelerated filer	☐ Accelerated filer	☐ a non-accelerated filer (Do not check if a smaller reporting company)	☐ Smaller reporting company

DE-REGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 (the “Amendment”) is being filed to de-register all Common Shares, without par value (the “Common Shares”), of Robbins & Myers, Inc. (the “Company”) which were previously registered on the Company’s Registration Statement (Form S-3), No. 333-152874, dated August 8, 2008, as amended by Post-Effective Amendment No. 1 filed on October 30, 2009 (the “Registration Statement”) and which have not been sold or otherwise issued as of the date of filing this Amendment.

On February 20, 2013, pursuant to an Agreement and Plan of Merger, dated as of August 8, 2012, by and among National Oilwell Varco, Inc. (“NOV”), Raven Process Corp., a wholly-owned subsidiary of NOV (“Merger Sub”), and the Company, Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of NOV (the “Merger”). In the Merger, each outstanding Common Share of the Company (other than shares owned by NOV, Merger Sub, the Company, or any of their respective subsidiaries) was cancelled and converted into the right to receive $60.00 per share in cash without interest.

As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to Form S-3 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 20, 2013.

ROBBINS & MYERS, INC.

By:	/s/ DWIGHT W. RETTIG
Dwight W. Rettig,
Executive Vice President and
General Counsel